EXHIBIT 10.1

AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this January 1, 2012, by and between Omega Protein Corporation, a Nevada corporation (the “Company”), and Joseph L. von Rosenberg III (the “Executive”). This Agreement amends and restates in its entirety the agreement dated December 31, 2007, between the Company and the Executive, as amended by the first amendment thereto (the “Prior Agreement”).

WITNESSETH:

WHEREAS, the Company desires to amend and restate the Prior Agreement with the Executive as set forth herein and the Executive desires to amend and restate the Prior Agreement with the Company as set forth herein; and

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive hereby agree as follows:

1.	Certain Definitions. As used in this Agreement, the following terms have the meanings prescribed below:

“Affiliate” means a person or entity who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, another person or entity.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules, notices and regulations promulgated by the Internal Revenue Service thereunder, all as in effect from time to time.

“Compensation Plans” means any compensation arrangement, plan, policy, practice or program established, maintained or sponsored by the Company or any subsidiary of the Company, for its employees generally or any specific group of employees, or to which the Company or any subsidiary of the Company contributes, and which includes, by way of example and not limitation, any incentive plan, bonus plan, 401(k) plan, pension plan, savings plan, equity or cash incentive plan, phantom stock plan, stock appreciation right plan, stock option plan, restricted stock award plan, retirement plan, deferred compensation plan, or supplemental benefit arrangement.

“Competing Business” means any individual, business, firm, company, partnership, joint venture, organization, or other entity that is engaged in the business of the Company, as presently or from time to time during the Executive’s period of employment conducted, including without limitation, the production or sale of (i) fish meal, fish oil (refined or unrefined) or fish solubles or (ii) dietary supplement ingredients.

“Confidential Information” shall have the meaning assigned thereto in Section 7.2 hereof.

“Date of Termination” means the earliest to occur of (i) the date of the Executive’s death or (ii) the date of receipt of the Notice of Termination, or such later date as may be prescribed in the Notice of Termination in accordance with Section 5 hereof.

“Employee Health and Welfare Plans” means any health, insurance or welfare arrangement, plan, policy, practice or program established, maintained or sponsored by the Company or any subsidiary of the Company, for its employees generally or any specific group of employees, or to which the Company or any subsidiary of the Company contributes, and which includes, by way of example and not limitation, any health care plan, medical plan, dental plan, vision plan, long-term or short-term disability plan, unemployment plan, accident plan, hospitalization plan, life insurance plan, dependent care plan, cafeteria plan, or employee assistance plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Securities and Exchange Commission thereunder, all as in effect from time to time.

“Notice of Termination” shall have the meaning assigned thereto in Section 5 hereof.

2.	General Duties of the Company and the Executive.

2.1(a) The Company agrees to employ the Executive, and the Executive agrees to accept employment by the Company and to serve the Company as its Chairman of the Board and to provide such other services to the Company and its Affiliates as may from time to time be assigned to the Executive by the Board. The Executive shall report to the Board. The Executive shall have the authority, duties and responsibilities that are normally associated with and inherent in the executive capacity in which the Executive will be performing. The Executive’s duties are presently expected to include matters relating to business development, director and officer recruitment, customer relationships, governmental affairs and broader business relationships, and his role as an advisor to the Board and the Company’s management team. While employed hereunder, the Executive shall use his best efforts to perform faithfully and efficiently his duties and responsibilities. The Executive agrees to cooperate fully with the Board, and other executive officers of the Company, and not to engage in any activity which conflicts with or interferes with the performance of his duties hereunder. While the Executive is employed by the Company, the Executive shall devote his best efforts and skills to the business and interests of the Company. While the Executive is employed by the Company, it shall not be a violation of this Agreement for the Executive (i) serve on any corporate board or committee thereof with the approval of the Board, (ii) to serve on any civic, or charitable boards or committees (except for boards or committees of a Competing Business unless approved by the Board), (iii) deliver lectures, fulfill teaching or speaking engagements, or (iv) manage personal investments; provided, however, any such activities must not materially interfere with performance of the Executive’s responsibilities under this Agreement.

(b) The Executive represents and covenants to the Company that he is not subject or a party to any employment agreement, noncompetition covenant, nondisclosure agreement, or any similar agreement or covenant that would prohibit the Executive from executing this Agreement and fully performing his duties and responsibilities hereunder, or would in any manner, directly or indirectly, limit or affect the duties and responsibilities that may now or in the future be assigned to the Executive hereunder.

2.2 The Executive agrees and acknowledges that he owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company.

3.	Term. Unless sooner terminated pursuant to Section 5 hereof, the Executive’s period of employment under this Agreement shall continue until the earlier of (i) December 31, 2013 or (ii) the date of the Company’s 2013 Annual Meeting of Stockholders, if the Executive has not been nominated by the Board to be elected by the holders of the Company’s common stock to serve an additional three-year term as a Class III director of the Board.

4.	Compensation and Benefits.

4.1 Base Salary. As compensation for services to the Company, the Company shall pay to the Executive from the date of this Agreement until the Date of Termination an annual base salary of $255,000. The Executive’s base salary shall be payable in equal semi-monthly installments or in accordance with the Company’s established policy for all employees generally, subject only to such payroll and withholding deductions as may be required by law and other deductions (consistent with Company policy for all employees generally) relating to the Executive’s election to participate in any Employee Health and Welfare Plans. While employed by the Company, the Executive will receive no additional compensation if he shall serve as a director of the Company.

4.2 Participation in Employee Health and Welfare Plans and Compensation Plans. Until the Date of Termination, the Executive, and the Executive’s family if applicable, shall have the right to participate in any Employee Health and Welfare Plans or any Compensation Plans, in each case in which any senior executive of the Company participates, in a manner consistent with the participation of such senior executives, as well as those Employee Health and Welfare Plans or Compensation Plans currently maintained or hereinafter established by the Company for the benefit of its employees generally. The Company shall not be obligated to institute, maintain, or refrain from changing, amending, or discontinuing any Employee Health and Welfare Plans or any Compensation Plans, so long as such actions are similarly applicable to, as the case may be, covered employees generally or senior executives generally.

4.3 Reimbursement of Expenses. The Executive may from time to time until the Date of Termination incur various business expenses customarily incurred by persons holding positions of like responsibility, including, without limitation, travel, entertainment and similar expenses incurred for the benefit of the Company. Subject to the Executive complying with the

Company’s policy regarding the reimbursement of such expenses as in effect from time to time, including providing reasonable documentation, the Company shall reimburse the Executive for such expenses from time to time, at the Executive’s request (irrespective of whether such request is made before or after the Date of Termination, provided that all submitted expenses relate to prior to the Date of Termination) and provided that all such reimbursements shall be paid as soon as administratively feasible but no later than March 15th after the end of the calendar year in which they were incurred.

4.4 Director and Officer Insurance. The Company will also cause the Executive to be covered by its director and officer insurance policies as they are in effect from time to time.

4.5 Vesting of Options. The Company and the Executive agree that the Executive’s outstanding options to purchase 166,667 shares of the Company’s common stock presently scheduled to vest on December 1, 2013, pursuant to the Stock Option Award dated December 1, 2010, shall instead vest on December 31, 2012. Such outstanding options shall, except as provided in the preceding sentence, remain subject to the terms and conditions of such Stock Option Award. All other stock options owned by Executive remain unchanged and in full force and effect in accordance with their terms.

5. Termination. This Agreement shall terminate automatically upon the death of the Executive or upon the expiration of the term as provided in Section 3 hereof. This Agreement and the Executive’s period of employment hereunder may be terminated by either the Company or the Executive at any time and for any reason. Any termination of this Agreement by the Company or the Executive (except as a result of the Executive’s death), shall be communicated by Notice of Termination to the other party hereto given at least three days in advance of such termination in accordance with Section 11.1 hereof. For purposes of this Agreement, a “Notice of Termination” means a written notice that specifies the termination of employment date, if such date is other than the date of receipt of such notice (which termination date shall not be more than 15 calendar days after the giving of such notice). Upon termination of the Executive’s employment hereunder, the Executive shall be entitled to the compensation and benefits described in Section 6 hereof and shall have no further rights to any compensation or any other benefits from the Company or any of its Affiliates.

6. Obligations of the Company upon Termination. If this Agreement is terminated at any time (including as a result of the Executive’s death or as a result of termination by the Company or the Executive for any reason), the Company shall pay to the Executive or his estate, in a lump sum in cash within three (3) business days after the Date of Termination, an amount equal to the sum of the aggregate of the Executive’s earned but unpaid base salary (as in effect on the Date of Termination) through the Date of Termination.

If this Agreement is terminated as a result of the Executive’s death, the Executive or his estate and/or beneficiaries shall also be entitled to receive those death benefits to which the Executive is entitled under any applicable Employee Health and Welfare Plans or Compensation Plans. All other obligations of the Company and rights of the Executive hereunder shall terminate effective as of the Date of Termination, except as provided for in any applicable Employee Health and Welfare Plans, any applicable Compensation Plans or as otherwise provided in this Agreement.

7.	Executive’s Confidentiality Obligations.

7.1 For purposes of this Section 7, all references to the Company shall include its Affiliates. The Executive hereby acknowledges, understands and agrees that all Confidential Information, as defined in Section 7.2 hereof, whether developed by the Executive or others employed by or in any way associated with the Executive or the Company, is the exclusive and confidential property of the Company and shall be regarded, treated and protected as such in accordance with this Agreement. The Executive acknowledges that all such Confidential Information is in the nature of a trade secret. Failure to mark any writing confidential shall not affect the confidential nature of such writing or the information contained therein.

7.2 For purposes of this Agreement, “Confidential Information” means information, which is used in the business of the Company and (i) is proprietary to, about or created by the Company, (ii) gives the Company some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of the Company, (iii) is designated as Confidential Information by the Company, is known by the Executive to be considered confidential by the Company, or from all the relevant circumstances should reasonably be assumed by the Executive to be confidential and proprietary to the Company, or (iv) is not generally known by non-Company personnel. Confidential Information excludes, however, any information that is lawfully in the public domain or has been publicly disclosed by the Company. Such Confidential Information includes, without limitation, the following types of information and other information of a similar nature (whether or not reduced to writing or designated as confidential):

(a) Internal personnel and financial information of the Company, vendor information (including vendor characteristics, services, prices, lists and agreements), purchasing and internal cost information, internal service and operational manuals, and the manner and methods of conducting the business of the Company;

(b) Marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques, forecasts and forecast assumptions and volumes, and future plans and potential strategies (including, without limitation, all information relating to any acquisition prospect and the identity of any key contact within the organization of any acquisition prospect) of the Company which have been or are being discussed;

(c) Names of customers and their representatives, contracts (including their contents and parties), customer services, and the type, quantity, specifications and content of products and services purchased, leased, licensed or received by customers of the Company; and

(d) Confidential and proprietary information provided to the Company by any actual or potential customer, government agency or other third party (including businesses, consultants and other entities and individuals).

7.3 As a consequence of the Executive’s acquisition or anticipated acquisition of Confidential Information, the Executive shall occupy a position of trust and confidence with respect to the affairs and business of the Company. In view of the foregoing and of the consideration to be provided to the Executive, the Executive agrees that it is reasonable and necessary that the Executive make each of the following covenants:

(a) At any time while employed by the Company and thereafter, the Executive shall not disclose Confidential Information to any person or entity, other than as reasonably appropriate or necessary in carrying out his duties and responsibilities as set forth in Section 2 hereof, without first obtaining the Company’s prior consent (unless such disclosure is compelled pursuant to court orders or subpoena, and at which time the Executive shall give prior written notice of such proceedings to the Company).

(b) At any time while employed by the Company, the Executive shall use Confidential Information only as reasonably appropriate or necessary in carrying out his duties and responsibilities as set forth in Section 2 hereof.

(c) On the Date of Termination, the Executive shall promptly deliver to the Company (or its designee) all written materials, records and documents made by the Executive or which came into his possession while employed by the Company concerning the business or affairs of the Company, including, without limitation, all materials containing Confidential Information.

8.	Disclosure of Information, Ideas, Concepts, Improvements, Discoveries and Inventions. The Executive agrees that during his employment by the Company, the Executive shall promptly disclose to the Company all information, ideas, concepts, improvements, discoveries and inventions, whether patentable or not, and whether or not reduced to practice, which are conceived, developed, made or acquired by the Executive while employed by the Company, either individually or jointly with others, and which relate to the business, products or services of the Company, irrespective of whether the Executive used the Company’s time or facilities and irrespective of whether such information, idea, concept, improvement, discovery or invention was conceived, developed, discovered or acquired by the Executive on the job, at home, or elsewhere. This obligation extends to all types of information, ideas and concepts, including information, ideas and concepts relating to new types of services, corporate opportunities, acquisition prospects, prospective names or service marks for the Company’s business activities, and the like.

9.	Ownership of Information, Ideas, Concepts, Improvements, Discoveries and Inventions, and all Original Works of Authorship.

9.1 All references in this Section 9 to the Company shall include its Affiliates. All information, ideas, concepts, improvements, discoveries and inventions, whether patentable or not, which are conceived, made, developed or acquired by the Executive or which are disclosed or made known to the Executive, individually or in conjunction with others, during the Executive’s employment by the Company and which relate to the business, products or services of the Company (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customers’ organizations, marketing and merchandising techniques, and prospective names and service marks) are and shall be the sole and exclusive property of the Company. Furthermore, all drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, maps and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries and inventions are and shall be the sole and exclusive property of the Company.

9.2 In particular, the Executive hereby specifically sells, assigns, transfers and conveys to the Company all of his worldwide right, title and interest in and to all such information, ideas, concepts, improvements, discoveries or inventions, and any United States or foreign applications for patents, inventor’s certificates or other industrial rights which may be filed in respect thereof, including divisions, continuations, continuations-in-part, reissues and/or extensions thereof, and applications for registration of such names and service marks. The Executive shall assist the Company and its nominee at all times, while employed by the Company and thereafter, in the protection of such information, ideas, concepts, improvements, discoveries or inventions, both in the United States and all foreign countries, which assistance shall include, but shall not be limited to, the execution of all lawful oaths and all assignment documents requested by the Company or its nominee in connection with the preparation, prosecution, issuance or enforcement of any applications for United States or foreign letters patent, including divisions, continuations, continuations-in-part, reissues and/or extensions thereof, and any application for the registration of such names and service marks.

9.3 In the event the Executive creates, while employed by the Company, any original work of authorship fixed in any tangible medium of expression which is the subject matter of copyright (such as, videotapes, written presentations on acquisitions, computer programs, drawings, maps, architectural renditions, models, manuals, brochures or the like) relating to the Company’s business, products or services, whether such work is created solely by the Executive or jointly with others, the Company shall be deemed the author of such work if the work is prepared by the Executive in the scope of his employment; or, if the work is not prepared by the Executive within the scope of his employment but is specially ordered by the Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation or as an instructional text, then the work shall be considered to be work made for hire, and the Company shall be the author of such work. If such work is neither prepared by the Executive within the scope of his employment nor a work specially ordered and deemed to be a work made for hire, then the Executive hereby agrees to sell, transfer, assign and convey, and by these presents, does sell, transfer, assign and convey, to the Company all of the Executive’s worldwide right, title and interest in and to such work and all rights of copyright therein. The Executive agrees to assist the Company and its Affiliates, at all times, while employed by the Company and thereafter, in the protection of the Company’s worldwide right, title and interest in and to such work and all rights of copyright therein, which assistance shall include, but shall not be limited to, the execution of all documents requested by the Company or its nominee and the execution of all lawful oaths and applications for registration of copyright in the United States and foreign countries.

9.4 The provisions of this Section 9 shall not supersede any existing proprietary information agreement between the Executive and the Company which shall remain in full force and effect and, moreover, this Agreement, any other proprietary information agreement and any such other similar agreement between the parties shall be construed and applied as being mutually consistent to the fullest extent possible.

10.	Executive’s Non-Competition Obligations.

10.1(a) All references in this Section 10 to the Company shall include its Affiliates. While employed by the Company and for the three (3) year period following the Date of Termination, the Executive shall not, acting alone or in conjunction with others, directly or indirectly, in the United States and any other business territories in which the Company on the Date of Termination is conducting business, invest or engage, directly or indirectly, in any Competing Business or accept employment with or render services to such a Competing Business as a director, officer, agent, executive or consultant or in any other capacity; provided, however, that this Section 10.1(a) shall not be deemed violated if the Executive is or becomes the beneficial owner of up to three (3) percent of the stock of any corporation subject to the periodic reporting requirements of the Exchange Act at the time of the acquisition of such beneficial ownership. Notwithstanding the above, the Executive may serve as an officer, director, agent, employee or consultant to a Competing Business whose business is diversified and which is, as to the part of its business to which the Executive is providing services, not a Competing Business.

(b) In addition to the other obligations agreed to by the Executive in this Agreement, the Executive agrees that for three (3) years following the Date of Termination hereof, he shall not directly or indirectly: (i) hire or attempt to hire any employee of the Company, or induce, entice, encourage or solicit any employee of the Company to leave his or her employment, or (ii) contact, communicate or solicit any distributor or customer of the Company for the purpose of causing them to terminate or alter or amend their business relationship with the Company to the Company’s detriment.

10.2(a) The Executive hereby specifically acknowledges and agrees that:

(1)	The Company has expended and will continue to expend substantial time, money and effort in developing its business;

(2)	The Executive will, in the course of his employment, be personally entrusted with and exposed to Confidential Information;

(3)	The Company, is presently, and after the Date of Termination will be, engaged in its highly competitive business;

(4)	The Executive could, after having access to the Company’s financial records, contracts, and other Confidential Information and know-how and, after receiving training by and experience with the Company, become a competitor;

(5)	The Company will suffer great loss and irreparable harm if the Executive terminates his employment and enters, directly or indirectly, into competition with the Company;

(6)	The temporal and other restrictions contained in this Section 10 are in all respects reasonable and necessary to protect the business goodwill, trade secrets, prospects and other reasonable business interests of the Company;

(7)	The enforcement of this Agreement in general, and of this Section 10 in particular, will not work an undue or unfair hardship on the Executive or otherwise be oppressive to him; it being specifically acknowledged and agreed by the Executive that he has activities and other business interests and opportunities which will provide him adequate means of support if the provisions of this Section 10 are enforced after the Termination Date; and

(8)	The enforcement of this Agreement in general, and of this Section 10 in particular, will neither deprive the public of needed goods or services nor otherwise be injurious to the public.

(b) The Executive agrees that if an arbitrator (pursuant to Section 11.12 hereof) or the United States District Court for the Southern District of Texas – Houston Division determines that the length of time or any other restriction, or portion thereof, set forth in this Section 10 is overly restrictive and unenforceable, the arbitrator or the United States District Court for the Southern District of Texas – Houston Division shall reduce or modify such restrictions to those which it deems reasonable and enforceable under the circumstances, and as so reduced or modified, the parties hereto agree that the restrictions of this Section 10 shall remain in full force and effect. The Executive further agrees that if an arbitrator or the United States District Court for the Southern District of Texas –Houston Division determines that any provision of this Section 10 is invalid or against public policy, the remaining provisions of this Section 10 and the remainder of this Agreement shall not be affected thereby, and shall remain in full force and effect.

(c) In the event of any pending, threatened or actual breach of any of the covenants or provisions of Sections 7, 8, 9 or 10 hereof, as determined by the United States District Court for the Southern District of Texas – Houston Division, it is understood and agreed by the Executive that the remedy at law for a breach of any of the covenants or provisions of these Sections may be inadequate and, therefore, the Company shall be entitled to a restraining order or injunctive relief in addition to any other remedies at law and in equity, as determined by the United States District Court for the Southern District of Texas – Houston Division. Should the United States District Court for the Southern District of Texas – Houston Division or an arbitrator (pursuant to Section 11.12 hereof) declare any provision of Sections 7, 8, 9 or 10 hereof to be unenforceable due to an unreasonable restriction of duration or geographical area, or for any other reason, such court or arbitrator is hereby granted the consent of each of the Executive and the Company to reform such provision and/or to grant the Company any relief, at law or in equity, reasonably necessary to protect the reasonable business interests of the Company or any of its Affiliates. The Executive hereby acknowledges and agrees that all of the covenants and other provisions of Sections 7, 8, 9 or 10 hereof are reasonable and necessary for the protection of the Company’s reasonable business interests. The Executive hereby agrees that if the Company prevails in any action, suit or proceeding with respect to any matter arising out of or in connection with Sections 7, 8, 9 or 10 hereof, the Company shall be entitled to all equitable and legal remedies, including, but not limited to, injunctive relief and compensatory damages, as determined by the United States District Court for the Southern District of Texas – Houston Division.

(d) It is acknowledged, understood and agreed by and between the parties hereto that the covenants made by the Executive in this Section 10 are essential elements of this Agreement and that, but for the agreement of the Executive to comply with such covenants, the Company would not have entered into this Agreement.

11.	Miscellaneous.

11.1 Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when (i) delivered by hand, (ii) in the case of deliveries to the Company only, by facsimile transmission, or (ii) on the third business day following deposit in the United States mail by registered or certified mail, return receipt requested, to the addresses as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company to:

Omega Protein Corporation

2105 City West Boulevard, Suite 500

Houston, Texas 77042-2838

Attention: Corporate Secretary

Facsimile: (713) 940-6122

If to the Executive to:

The address on file with the Company on the date hereof.

or to such other names or addresses as the Company or the Executive, as the case may be, shall designate by notice to the other party hereto in the manner specified in this Section 11.1.

11.2 Waiver of Breach. The waiver by any party hereto of a breach of any provision of this Agreement shall neither operate nor be construed as a waiver of any subsequent breach by any party. Except as expressly provided for herein, the failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time while such breach occurs.

11.3 Assignment. This Agreement shall be binding upon and inure to the benefit of the Company, its successors, legal representatives and assigns, and upon the Executive, his heirs, executors, administrators, representatives and assigns; provided, however, the Executive agrees that his rights and obligations hereunder are personal to him and may not be assigned without the express written consent of the Company. Any reference to “Company” herein shall mean the Company as well as any successors thereto.

11.4 Entire Agreement; No Oral Amendments. This Agreement replaces all previous agreements and discussions relating to the same or similar subject matter between the Executive and the Company (including the Prior Agreement) and constitutes the entire agreement between the Executive and the Company with respect to the subject matter of this Agreement. This Agreement does not amend, and is not intended to affect or replace, the Indemnification Agreement dated June 11, 2004, previously entered into by the Executive and the Company. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any executive, officer, or representative of the Company or by any written agreement unless signed by an officer of the Company who is expressly authorized by the Company to execute such document.

11.5 Enforceability. If any provision of this Agreement or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application.

11.6 Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW.

11.7 Corporate Authority. The Company has all corporate power and authority necessary to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by the Company.

11.8 No Third Party Beneficiaries. This Agreement is not intended, and shall not be construed, deemed or interpreted, to confer on any person not a party hereto any rights or remedies hereunder.

11.9 Withholdings. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required by law and (b) all other employee deductions for Employee Health and Welfare Plans made with respect to all of the Company’s employees generally. Other than as set forth in the preceding sentence, the Company’s obligations to make the payments provided for in, and otherwise to perform its undertakings in, this Agreement shall not be affected by any right of set-off, counterclaim, recoupment, defense or other action, claim or right the Company may have against the Executive or others.

11.10 Alienation. The right to receive payments under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance by the Executive, his dependents or beneficiaries, or to any other person who is or may become entitled to receive such payments hereunder. The right to receive payments hereunder shall not be subject to or liable for the debts, contracts, liabilities, engagements or torts of any person who is or may become entitled to receive such payments, nor may the same be subject to attachment or seizure by any creditor of such person under any circumstances, and any such attempted attachment or seizure shall be void and of no force and effect.

11.11 Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision hereof.

11.12 Arbitration.

(a) If any dispute or controversy arises between the Executive and the Company relating to (1) this Agreement in any way or arising out of the parties’ respective rights or obligations under this Agreement, or (2) the employment of the Executive or the termination of his employment with the Company, then such dispute or controversy shall be submitted to arbitration under the then-current Commercial Arbitration Rules of the American Arbitration Association (the “AAA”); provided, however, the Company shall retain its rights to seek from the United States District Court for the Southern District of Texas – Houston Division a restraining order or injunctive relief pursuant to Section 10.2 hereof. Any arbitration hereunder shall be conducted before a panel of three arbitrators unless the parties mutually agree that the arbitration shall be conducted before a single arbitrator. The arbitrators shall be selected (from lists provided by the AAA) through mutual agreement of the parties, if possible. If the parties fail to reach agreement upon appointment of arbitrators within ten (10) calendar days following receipt by one party of the other party’s notice of desire to arbitrate, then within five (5) calendar days following the end of such 10-day period, each party shall select one arbitrator who, in turn, shall within five (5) calendar days jointly select the third arbitrator to comprise the arbitration panel hereunder. The site for any arbitration hereunder shall be in Houston, Texas, unless otherwise mutually agreed by the parties, and the parties hereby waive any objection that the forum is inconvenient.

(b) The party submitting any matter to arbitration shall do so in accordance with the AAA Commercial Arbitration Rules. Notice to the other party shall state the question or questions to be submitted for decision or award by arbitration. In order to prevent irreparable harm, the arbitrator may grant temporary or permanent injunctive or other equitable relief for the protection of property rights.

(c) The arbitrator shall set the date, time and place for each hearing, and shall give the parties advance written notice in accordance with the AAA Commercial Arbitration Rules. Any party may be represented by counsel or other authorized representative at any hearing. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1 et. seq. (or its successor). The arbitrator shall apply the substantive law and the law of remedies, if applicable, of the State of Texas to the claims asserted to the extent that the arbitrator determines that federal law is not controlling.

(d) (1) Any award of an arbitrator shall be final and binding upon the parties to such arbitration, and each party shall immediately make such changes in its conduct or provide such monetary payment or other relief as such award requires. The parties agree that the award of the arbitrator shall be final and binding and shall be subject only to the judicial review permitted by the Federal Arbitration Act.

(2) The parties hereto agree that the arbitration award may be entered with any court having jurisdiction and the award may then be enforced as between the parties, without further evidentiary proceedings, the same as if entered by the court at the conclusion of a judicial proceeding in which no appeal was taken. The Company and the Executive hereby agree that a judgment upon any award rendered by an arbitrator may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(e) All compensation, fees, costs and expenses of the arbitrators and the arbitration shall be paid by the Company. To the extent Section 409A of the Code applies to the Company’s payment of such amounts as nonqualified deferred compensation, the amount shall only be paid or reimbursed to the Executive if incurred within 15 years from the Executive’s separation from service, such amounts shall be paid within 30 days after the Executive provides reasonable documentation of such expenses but in no event later than the end of the calendar year following the calendar year in which such expenses were incurred, any amount paid in one calendar year shall not reduce the amount payable in a subsequent year and any amount paid shall not be used to reduce any other amount payable to the Executive.

11.13 Survival of Certain Provisions. Wherever appropriate to the intention of the parties hereto, the respective rights and obligations of the parties shall survive any termination of this Agreement.

11.14 Tax Matters. The parties intend for this Agreement to be exempt from and/or comply with the requirements of Section 409A of the Code so that no excise tax under Section 409A of the Code shall apply to any amounts payable hereunder, and shall interpret and/or implement the terms and conditions of this Agreement to effectuate such intent; provided, however, that neither the Company nor any of its Affiliates nor any officer, director, employee or agent of any of the foregoing hereby represent or warrant to the Executive the tax consequences to the Executive of this amendment and restatement of the Prior Agreement or of any payments or benefits provided to the Executive hereunder (including with respect to any excise taxes applicable under Section 409A of the Code). In this regard, the amounts payable to the Executive under this Agreement are intended to be exempt from or, if subject to, comply with the requirements of Section 409A of the Code, and the provisions of this Agreement shall be construed and interpreted in accordance with such intent. To the extent required under Section 409A of the Code, the termination of the Executive’s employment hereunder shall mean a “separation of service” within the meaning and for purposes of Section 409A of the Code. Notwithstanding anything herein to the contrary, if the Executive is a “specified employee” within the meaning of Section 409A of the Code on the date of his separation from service, any payments or benefits hereunder that are subject to Section 409A of the Code and not otherwise excluded from Section 409A of the Code, payable on account of the Executive’s separation from service, including, but not limited to, any payments under Section 11.12(e) hereof, as determined by tax counsel agreed to by the Company and the Executive, will not be paid until the later of the first business day that is at least six months after the Executive’s separation from service or the date otherwise required under this Agreement (the “Waiting Period”). Any payments that would have been made to the Executive during the Waiting Period but for this provision shall instead be paid to the Executive in the form of a lump sum payment on the date payments commence pursuant to the preceding sentence.

11.15 Counterparts. Any number of counterparts of this Agreement may be executed and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one instrument. This Agreement may be executed by portable document format (pdf) or facsimile signature which signature shall be binding upon the parties.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first written above.

OMEGA PROTEIN CORPORATION

By:	/s/ John D. Held
John D. Held
Executive Vice President and General Counsel

“EXECUTIVE”

By:	/s/ Joseph L. von Rosenberg III
Joseph L. von Rosenberg III

[Signature page – Amended and Restated Employment Agreement]